Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Bradley Alexander (281) 260-3665
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports First Quarter 2011

Diluted Earnings per Share of $0.35

Highlights:

•	First quarter subsea systems orders of $940 million

•	Record subsea systems backlog of $3.9 billion

•	Record fluid control results

•	Company reiterates 2011 guidance for diluted split-adjusted earnings per share of $1.60 to $1.70

HOUSTON, April 26, 2011 – FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2011 revenue of $1.1 billion and diluted earnings per share from continuing operations of $0.35. The diluted earnings per share included a tax benefit of $0.03 per diluted share.

Total inbound orders of $1.4 billion were up 11 percent from the first quarter of 2010 and included $940 million in subsea systems orders. Backlog for the Company reached $4.6 billion including subsea systems backlog of $3.9 billion. Subsea systems recorded its fifth consecutive quarterly backlog increase.

“The outlook for the subsea market in general, and our subsea business in particular, is strong,” said John Gremp, President and Chief Executive Officer. “We are also encouraged by the continued strength of the North American land activity and its impact on our fluid control and surface wellhead businesses. We are reiterating our estimate for 2011 diluted split-adjusted earnings per share of $1.60 to $1.70.”

FMC Technologies Reports First Quarter 2011 Diluted Earnings per Share of $0.35	2

Review of Operations – First Quarter 2011

Energy Production Systems

Energy Production Systems’ first quarter revenue was $856.4 million, including subsea systems revenue of $683 million. Surface wellhead revenue was up 5 percent from the first quarter of 2010 with stronger North American activity partially offset by weakness in some of our international markets.

Energy Production Systems’ operating profit of $82.2 million decreased 48 percent from the prior-year quarter, due to expected lower margins in subsea systems combined with increased costs in surface wellhead.

Energy Production Systems’ inbound orders for the first quarter were $1.1 billion, including subsea systems orders of $940 million. Backlog for Energy Production Systems was $4.2 billion, including $3.9 billion in subsea systems at the end of the first quarter.

Energy Processing Systems

Energy Processing Systems’ first quarter revenue of $226.1 million was 35 percent higher than the prior-year quarter. The increase came mainly from fluid control, with record revenue in the quarter.

Energy Processing Systems had record operating profit of $43.7 million in the first quarter, up 86 percent from the prior-year quarter. The increase was driven by higher volume in fluid control resulting from strong North American pressure pumping activity.

Energy Processing Systems’ inbound orders were a record $267.1 million in the first quarter led by strong orders in fluid control. Backlog for the segment finished the quarter at $342.1 million.

Corporate Items

Corporate expense in the first quarter was $8.4 million, a decrease of $0.6 million from the prior-year quarter. Other expense, net, was $8.2 million, a decrease of $12.6 million from the prior-year quarter.

The Company ended the quarter with net debt of $45.2 million. Net interest expense was $1.5 million in the quarter.

Depreciation and amortization for the first quarter was $25.4 million, down $3.2 million from the prior-year quarter. Capital expenditures for the first quarter totaled $41.0 million.

FMC Technologies Reports First Quarter 2011 Diluted Earnings per Share of $0.35	3

The Company’s effective tax rate was 20.9 percent for the first quarter and included a $7.3 million credit for a foreign tax holiday.

Summary and Outlook

FMC Technologies reported first quarter diluted earnings per share from continuing operations of $0.35 including a tax benefit of $0.03 per diluted share on revenue of $1.1 billion.

Total inbound orders of $1.4 billion were up 11 percent from the first quarter of 2010 and included $940 million in subsea systems orders. Backlog for the Company stands at $4.6 billion, including subsea systems record backlog of $3.9 billion.

The Company reiterated its guidance for 2011 diluted split-adjusted earnings per share from continuing operations of $1.60 to $1.70.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 12,000 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and as modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2011 conference call at 8:00 a.m. EDT on Wednesday, April 27, 2011. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2011	2010

Revenue	$1,081.9	$1,050.3
Costs and expenses	974.5	893.4

	107.4	156.9

Other income (expense), net	2.4	(5.3)

Income before net interest expense and income taxes	109.8	151.6
Net interest expense	(1.5)	(2.3)

Income before income taxes	108.3	149.3
Provision for income taxes	22.6	49.9

Net Income	85.7	99.4
Less: net income attributable to noncontrolling interests	(0.5)	(0.4)

Net income attributable to FMC Technologies, Inc.	$85.2	$99.0

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.35	$0.40
Diluted	$0.35	$0.40

Weighted average shares outstanding:
Basic	241.8	245.1
Diluted	243.8	247.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2011	2010
Revenue

Energy Production Systems	$856.4	$887.6
Energy Processing Systems	226.1	167.5
Other revenue (1) and intercompany eliminations	(0.6)	(4.8)

	$1,081.9	$1,050.3

Income before income taxes

Segment operating profit
Energy Production Systems	$82.2	$157.6
Energy Processing Systems	43.7	23.4

Total segment operating profit	125.9	181.0

Corporate items
Corporate expense	(8.4)	(9.0)
Other revenue and other expense, net (1)	(8.2)	(20.8)
Net interest expense	(1.5)	(2.3)

Total corporate items	(18.1)	(32.1)

Income before income taxes attributable to FMC Technologies, Inc.	$107.8	$148.9

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2011	2010
Inbound Orders

Energy Production Systems	$1,095.7	$1,048.8
Energy Processing Systems	267.1	180.3

Subtotal Energy Systems	1,362.8	1,229.1
Other orders and intercompany eliminations	(1.0)	(2.5)

Total inbound orders	$1,361.8	$1,226.6

	March 31
	2011	2010
Order Backlog

Energy Production Systems	$4,235.8	$2,450.7
Energy Processing Systems	342.1	229.1

Subtotal Energy Systems	4,577.9	2,679.8
Intercompany eliminations	(4.7)	(5.9)

Total order backlog	$4,573.2	$2,673.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2011 (Unaudited)	December 31, 2010

Cash and cash equivalents	$376.8	$315.5
Trade receivables, net	1,101.2	1,103.4
Inventories, net	616.5	566.5
Other current assets	437.5	359.9

Total current assets	2,532.0	2,345.3

Property, plant and equipment, net	642.5	609.0
Goodwill	279.8	274.8
Intangible assets, net	140.7	140.5
Investments	149.0	148.2
Other assets	147.8	126.4

Total assets	$3,891.8	$3,644.2

Short-term debt and current portion of long-term debt	$7.4	$12.2
Accounts payable, trade	416.6	344.1
Advance payments and progress billings	560.4	556.4
Other current liabilities	531.2	582.7

Total current liabilities	1,515.6	1,495.4

Long-term debt, less current portion	414.6	351.1
Other liabilities	514.1	475.4
FMC Technologies, Inc. stockholders’ equity	1,436.4	1,311.7
Noncontrolling interest in consolidated companies	11.1	10.6

Total liabilities and equity	$3,891.8	$3,644.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31
	2011	2010
Cash provided (required) by operating activities of continuing operations:
Net income attributable to FMC Technologies, Inc.	$85.2	$99.0
Depreciation and amortization	25.4	28.6
Trade accounts receivable, net	25.5	(57.3)
Inventories, net	(41.2)	34.7
Accounts payable, trade	64.0	(41.7)
Advance payments and progress billings	(9.1)	(115.4)
Other	(99.5)	(10.8)

Net cash provided (required) by operating activities of continuing operations	50.3	(62.9)

Cash required by operating activities of discontinued operations	(0.1)	—

Cash provided (required) by investing activities:
Capital expenditures	(41.0)	(19.4)
Proceeds from disposal of assets	1.7	1.3

Net cash required by investing activities	(39.3)	(18.1)

Cash provided (required) by financing activities:
Net increase in debt	58.1	53.1
Issuance of capital stock	0.6	1.3
Purchase of stock held in treasury	(1.1)	(50.5)
Other financing	(8.0)	(13.1)

Net cash provided (required) by financing activities	49.6	(9.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.8	(1.5)

Increase (decrease) in cash and cash equivalents	61.3	(91.7)

Cash and cash equivalents, beginning of period	315.5	460.7

Cash and cash equivalents, end of period	$376.8	$369.0